<Letterhead of Columbia Financial Group appears here
1301 York Road, Suite 400, Lutherville, MD 21093
Tel: (410) 321-1799 Fax: (410) 321-1753, 888-301-6271
www.cfgstocks.com>


                       CONSULTANT AGREEMENT

     Columbia Financial Group is an investor relations, direct marketing, publishing, public relations ans advertising firm with expertise in the dissemination of information about publicly traded companies. Also in the business of providing investor relations services, public relations services, publishing, advertising services, fulfillment services, as well as internet related services.

     Agreement made this 15th day of December, 1998, between Winners Internet Network, Inc. (hereinafter referred to as "Corporation"), and Columbia Financial Group, Inc. (hereinafter referred to as "Consultant"):

                            Recitals:

     The Corporation desires to engage the services of the Consultant to perform for the Corporation consulting services regarding all phases of the Corporation's "Public Relations" to include direct investor relations and broker/dealer relations as such may pertain to the operation of the Corporation's business.

     The Consultant desires to consult with the Board of Directors, the Officers of the Corporation, and certain administrative staff members of the Corporation, and to undertake for the Corporation consultation as to the company's investor relations activities involving corporate relations and relationships with various broker/dealers involved in the regulated securities industry.

                            AGREEMENT

1. The respective duties and obligations of the contracting parties shall be for a period of fifteen (15) months commencing on the date first appearing above. This Agreement may be terminated by either parties only in accordance with the terms and conditions set forth in Paragraph 7.

                 Services Provided by Consultant

2. Consultant will provide consulting services in connection with the Corporation's "public relations" dealings with NASD broker/dealer and the investing public. (At no time shall the Consultant provide services which would require consultant to be registered and licensed with any federal or state regulatory body of self-regulating agency.) During the term of this Agreement, Consultant will provide those services customarily provided by an investor relations firm to a Corporation, including but not limited to the following:

 (1) Aiding a Corporation in developing a marketing plan directed at informing the investing public as to the business of the Corporation; and

 (2) Providing assistance and expertise in devising an advertising campaign in conjunction with the marketing campaign as set forth in (a) above; and

  (3) Advise the Corporation and provide assistance in dealing with institutional investors as it pertains to the Company's offerings of its securities; and

  (4) Aid and assist the Corporation in the Corporation's efforts to secure "market makers" which will trade the Corporation's stock to the public by providing such information as may be required.

  (5) Aid and advise the Corporation in establishing a means of securing nationwide interst in the Corporation's securities; and

  (6)   Aid and Assist the Corporation in creating a "web site"; and

  (7) Aid and assist the Corporation in creating an "institutional site program" to provide ongoing and continuos information to fund managers; and

  (8) Aid and consult with the Corporation in the preparation and dissemination of press releases and news announcements; and

  (9) Aid and consult with the Corporation in the preparation and dissemination of all "due diligence" packages requested by and furnished to NASD registered broker/dealers, the investing public, and/or other institutional and/or fund managers requesting such information from the Corporation; and

                           Compensation

3. In consideration for services provided by Consultant to the Corporation the Corporation shall pay or cause to be delivered to the Consultant on the execution of this agreement or as otherwise provided by the following:

A. 500,000 shares of restricted common stock to be issued out of Company's Treasury.

B. The 400,000 warrants issued to Columbia Financial Group, Inc. under previous contracts remain unchanged from the format listed below.

     The warrants are to be issued with the following exercise prices, and/or 3 year warrants dated from April 1, 1998.

      150,000 at  .25 share
      100,000 at  .635 share
      100,000 at 1.00 share
       50,000 at 1.25 share

                            Compliance

4. In the event the shares of the Corporation are not presently trading on any recognized market, the said shares delivered by Corporation to Consultant will, at that particular time, be "free trading," or, if a registration is contemplated, the shares shall have "piggy back" registration rights and will, at the expense of the Corporation, be included in said registration.

                  Representation of Corporation

5. (a). The Corporation, upon entering this Agreement, hereby warrants and guarantees to the Consultant that all statements, either written or oral, made by the Corporation to the Consultant are true and accurate, and contain no misstatements of a material fact. The Corporation acknowledges that the information it delivers to the Consultant will be used by the Consultant in preparing materials regarding the Company's business, including but not limited to, its financial condition, for dissemination to the public. Therefore, in accordance with Paragraph 6, below, the Corporation shall hold harmless the Consultant from any and all error, omissions, misstatements, except those made in a negligent or intentionally misleading manner in connection with all information furnished by Corporation to Consultant, in accordance with and pursuant to the terms and conditions of this Agreement for whatever purpose or purposes the Consultant sees fit to use said information. The Corporation further represents and warrants that as to all matters set forth within this Agreement, the Corporation has had independent legal counsel to advise the Corporation of all matters concerning, but not necessarily limited to, corporate law, corporate relations, investor relations, all matters concerning and in connection with Company's activities regarding the Securities Act of 1933 and 1934, and state Blue Sky laws.

1.  Authorized: _____________________ shares.
2.  Issued:__________________________ shares.
3.  Outstanding: ____________________ shares.
4.  Free trading (float): ___________ shares (approx.)
5.  Shares subject to Rule 144 restrictions: ____________ shares (approx.)

                        Limited Liability

6. With regard to the services to be performed by the Consultant pursuant to the terms of this Agreement, the Consultant shall not be liable to the corporation, or to anyone who may claim any right due to any relationship with the Corporation, or any acts or omissions in the performance of services on the part of the Consultant, or on the part of the agents or employees of the Consultant, except when said acts or omissions of the Consultant are due to its willful misconduct or culpable negligence.

                           Termination

7. This Agreement may be terminated by either party upon the giving of not less than sixty (60) days written notice, delivered to the parties at such address or addresses as set forth in Paragraph 9, below. In the event this Agreement is terminated by the Corporation, all compensation paid by Corporation to the Consultant shall be deemed earned. In the event this Agreement is terminated by Consultant, a portion of the compensation paid by Corporation to Consultant shall be "back-charged" to Consultant, and payable to the Corporation as follows:

(a) In the event the Agreement is terminated by the Consultant in months 1 through 6, Consultant shall repay to Corporation two thirds (2/3rds) of the fees paid pursuant to Paragraph 3 above.

(b) In the event the Consultant terminates this Agreement during months 7 through 10, the Corporation shall be entitled to a return of fifth percent (50%) of the fees paid in accordance with Paragraph 3 above; thereafter, all fees paid shall be deemed earned.

(c) In the event of a termination by either party, any repayment of funds or stock due from Consultant to Corporation may be paid either in cash or the equivalent number of shares of the Corporation received by Consultant from the Corporation in accordance with Paragraph 3 above, payable at the option of the Consultant. The valuation of said shares for purposes of repayment of shares, shall be the bid price of said shares are tendered back to the Corporation.
If there is no bid price, then the price shall be agreed to, by separate writing to be determined by the parties upon the execution of this Agreement.

                             Notices

8. Notices to be sent pursuant to the terms and conditions of this Agreement, shall be sent as follows:

                         Attorneys' Fees

     In the event any litigation or controversy, including arbitration, arises out of or in connection with this Agreement between parties hereto, the prevailing party in such litigation, arbitration or controversy, shall be entitled to recover from the other parties, all reasonable attorney's fees, expenses and suit costs, including those associated within the appellate or post judgement collection proceedings.

                           Arbitration

10. In connection with any controversy or claim arising out of or relating to this Agreement, the parties hereto agree that such controversy shall be submitted to arbitration, in conformity with the Federal Arbitration Act (Section 9 U.S. Code Section 901 et seq), and shall be conducted in accordance with the Rules of the American Arbitration Association. Any judgment rendered as a result of the arbitration of any dispute herein, shall upon being rendered by the arbitrators be submitted to a Court of competent jurisdiction within the State of Florida or in any state where a party to this action maintains its principal business or is a Corporation incorporated in said state.

                          Governing Law

11. This Agreement shall be construed under and in accordance with the laws of the State of New Jersey, and all parties hereby consent to New Jersey as the proper jurisdiction for said proceedings provided herein.

                          Parties Bound

12. This Agreement shall be binding on and inure to the benefit of the contracting parties and their respective heirs, executors, administrations, legal representatives, successors, and assigns when permitted by this Agreement.

                        Legal Construction

13. In case any one or more of the provisions contained in this Agreement shall for any reason be held to be invalid, illegal, or unenforceable in any respect, the invalidity, illegality, or unenforceability shall not affect any other provision, and this Agreement shall be construed as if the invalid, illegal, or unenforceable provision had never been contained in it.


                   Prior Agreements Superseded

14. This Agreement constitutes the sole and only Agreement of the contracting parties and supersedes any prior understandings or written or oral agreements between the respective parties. Further, this Agreement may only be modified or changed by written agreement signed by all the parties hereto.

           Multiple Copies or Counterparts of Agreement

15. The original and one or more copies of this Agreement may be executed by one or more of the parties hereto. In such event, all of such executed copies shall have the same force and effect as the executed original, and all of such counterparts taken together shall have the effect of a fully executed original. Further this Agreement may be signed by the parties and copies hereof delivered to each party by way of facsimile transmission, and such facsimile copies shall be deemed original copies for all purposes if original copies of the parties' signatures are not delivered.

               Liability of Miscellaneous Expenses

16. The Corporation shall be responsible to any miscellaneous fees and costs approved in writing prior by the Company or its agents to commitment that are unrelated to the agreement made between the Parties.

                             Headings

16. Headings used throughout this Agreement are for reference and convenience, and in no way define, limit or describe the scope or intent of this Agreement or effect its provisions.

     IN WITNESS WHEREOF, the parties have set their hands and seal as of the date written above.


BY:  /s/ Timothy J. Rieu
     -------------------
     Timothy J. Rieu, President
     Columbia Financial Group

BY:  /s/ David Skinner, Jr. President
     --------------------
     David Skinner Jr., President
     Winners Internet Network, Inc.